Exhibit 99.21

Press Release

Contacts:

Media:	Terri Snow	Financial:	Steve Hildebrand
	Executive Director -		Chief Financial Officer
	Corporate Communications		(918) 669-2288
(918) 669-2743
tsnow@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS FOURTH
QUARTER AND FULL YEAR EARNINGS

Company achieves record fourth quarter and full year revenue

Tulsa, Oklahoma, February 9, 2005: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the fourth quarter and year ended December 31, 2004. Total revenue for the fourth quarter was a record $349 million, up 15 percent from the comparable 2003 quarter. Net income for the fourth quarter was $1.4 million, or $.05 per diluted share, compared to a net loss of $8.4 million, or $.33 per diluted share, for the 2003 fourth quarter. During the fourth quarter of 2003, the Company commenced implementation of Emerging Issues Task Force No. 02-16 “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor” (“EITF 02-16”). The Company would have earned $.11 per diluted share in the 2003 fourth quarter if EITF 02-16 had been in effect for all prior periods. The 2004 fourth quarter results were negatively impacted by higher costs for insurance reserves and Sarbanes-Oxley compliance.

For the year ended December 31, 2004, the Company’s revenue was a record $1.4 billion, a 16 percent increase over the prior year. Net income was $50.8 million, or $1.94 per diluted share, including the $.14 per share favorable cumulative effect of a change in accounting principle to adopt FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities”. Net income for 2003 was $19.8 million, or $.78 per diluted share. The Company would have earned $1.29 per diluted share in 2003 if EITF 02-16 had been in effect for all prior periods.

The strong fourth quarter revenue growth was driven by a 19.9 percent increase in vehicle rental revenue resulting from a 21.7 percent increase in rental days. Same store rental days were up 8.2 percent and franchise acquisitions along with greenfield stores contributed another 13.5 percent to rental day growth. Vehicle leasing revenue declined from last year’s fourth quarter primarily due to a shift of vehicles from franchise to corporate operations resulting from franchise acquisitions and to lower lease rates.

Gary Paxton, President and Chief Executive Officer, said, “2004 was a year of outstanding achievements for DTG with record revenue, record vehicle utilization and increased presence at the airports. It was also an outstanding year with respect to a key element of our growth strategy of acquiring both Dollar and Thrifty franchises in the U.S. and Canada. During the year, we acquired 16 markets previously held by franchisees, including Thrifty in Orlando and Los Angeles which are among the largest U.S. car rental markets. Since the implementation of our growth strategy in December 2002, we have acquired 44 U.S. and Canadian markets and opened seven new Dollar or Thrifty greenfield locations adding approximately 27,000 vehicles on an annualized basis to the Company’s rental fleet.”

As previously announced, the Company increased its share repurchase program from $30 million to $100 million. During the fourth quarter, the Company purchased 173,000 shares at a total cost of $4.7 million. Since announcing the program in July 2003, the Company has repurchased 870,300 shares at a total cost of $22.2 million. The repurchase of the remaining authorized shares is expected to be completed by December 31, 2006.

Outlook
“We expect continued growth in travel in 2005,” Paxton said. “Also, we are becoming more optimistic regarding industry price increases in 2005 with announced plans by automobile manufacturers to constrain vehicle sales to the rental industry. We expect fewer opportunities for incremental low-cost fleet deals and rising interest rates to increase industry vehicle costs in 2005. We will continue to pursue franchise acquisitions and operating efficiencies from our consolidated operating model.” The Company estimates 2005 earnings per share in the range of $2.00 to $2.20 based on achieving 6 to 7 percent growth in same store rental days as compared to 2004, with flat to a 2 percent increase in revenue per day and the impact of franchise acquisitions completed in 2004.

The Dollar Thrifty Automotive Group, Inc. fourth quarter/full year 2004 earnings conference call and live audio Web cast will be held on Wednesday, February 9, 2005, at 10:00 a.m. (central time). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, dtag.com, or by dialing 888-395-2045 (domestic) or 210-234-8004 (international). An audio replay of the conference call will be available through February 23, 2005, by calling 888-662-6658 (domestic) or 402-220-6418 (international). The ID and pass code for both the domestic and international replay is “Dollar Thrifty.” The replay will also be available via the corporate Web site for one year.

The Dollar Thrifty Automotive Group Annual Meeting of Stockholders will be held on May 20, 2005, at 11:00 a.m. (central time) at the Company’s worldwide headquarters in Tulsa.

The Company has enhanced the “Investor Information” portion of its Web site, dtag.com, by including information typically presented by management at investor meetings following the announcement of earnings. This information, which will generally be updated after each quarterly announcement, can be found under the “Investor Update” tab.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company’s brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada including operations at most major airports. The Company’s more than 8,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; economic and competitive conditions in markets and countries where the companies’ customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three Months Ended		As % of
	December 31,		Total Revenues
	2004	2003	2004	2003

Revenues:
Vehicle rentals	$315,649	$263,359	90.4%	87.0%
Vehicle leasing	17,291	23,837	5.0%	7.9%
Fees and services	10,709	10,914	3.1%	3.6%
Other	5,537	4,743	1.5%	1.5%

Total revenues	349,186	302,853	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	192,971	156,376	55.3%	51.6%
Vehicle depreciation and lease charges, net	71,667	87,351	20.5%	28.9%
Selling, general and administrative	58,822	48,085	16.8%	15.9%
Interest expense, net	22,341	22,754	6.4%	7.5%

Total costs and expenses	345,801	314,566	99.0%	103.9%

Income/(loss) before income taxes	3,385	(11,713)	1.0%	(3.9%)

Income tax expense/(benefit)	2,024	(3,266)	0.6%	(1.1%)

Net income/(loss)	$1,361	$(8,447)	0.4%	(2.8%)

Earnings/(loss) per share:
Basic	$0.05	$(0.34)
Diluted	$0.05	$(0.33)

Weighted average number
of shares outstanding:
Basic	24,841,352	24,682,355
Diluted	26,095,471	25,831,161

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Year Ended		As % of
	December 31,		Total Revenues
	2004	2003	2004	2003

Revenues:
Vehicle rentals	$1,276,023	$1,014,121	89.6%	82.6%
Vehicle leasing	80,456	144,368	5.7%	11.8%
Fees and services	54,176	54,149	3.8%	4.4%
Other	13,325	15,248	0.9%	1.2%

Total revenues	1,423,980	1,227,886	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	735,451	524,528	51.6%	42.7%
Vehicle depreciation and lease charges, net	293,684	387,242	20.6%	31.6%
Selling, general and administrative	223,109	189,575	15.7%	15.4%
Interest expense, net	90,868	89,296	6.4%	7.3%

Total costs and expenses	1,343,112	1,190,641	94.3%	97.0%

Income before income taxes	80,868	37,245	5.7%	3.0%

Income tax expense	33,808	17,405	2.4%	1.4%

Income before cumulative effect of a change in accounting principle	47,060	19,840	3.3%	1.6%

Cumulative effect of a change in accounting principle	3,730	-	0.3%	0.0%

Net income	$50,790	$19,840	3.6%	1.6%

Basic earnings per share: (1)
Income before cumulative effect of a change in accounting principle	$1.89	$0.81
Cumulative effect of a change in accounting principle	0.15	-

Net income	$2.04	$0.81

Diluted earnings per share: (1)
Income before cumulative effect of a change in accounting principle	$1.79	$0.78
Cumulative effect of a change in accounting principle	0.14	-

Net income	$1.94	$0.78

Weighted average number
of shares outstanding:
Basic	24,947,791	24,537,787
Diluted	26,222,785	25,393,581

(1)	Since basic and diluted earnings per share are computed independently for each period and category, total per share amounts may not equal the sum of the respective categories.

Table 2

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
with Reconciliation to
Pro Forma Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

To facilitate year over year comparisons, the following schedule provides results for the three months and years ended December 31, 2004 and 2003, with reconciliation to pro forma results as if EITF 02-16 had been in effect on a consistent basis for all periods.

	Three Months Ended December 31, 2004			Three Months Ended December 31, 2003

	As	EITF 02-16		As	EITF 02-16
	Reported	Adjustment	Pro Forma	Reported	Adjustment	Pro Forma

Revenues:
Vehicle rentals	$315,649	$-	$315,649	$263,359	$-	$263,359
Vehicle leasing	17,291	-	17,291	23,837	-	23,837
Fees and services	10,709	-	10,709	10,914	-	10,914
Other	5,537	-	5,537	4,743	-	4,743

Total revenues	349,186	-	349,186	302,853	-	302,853

Costs and Expenses:
Direct vehicle and operating	192,971	-	192,971	156,376	(7,352)	149,024
Vehicle depreciation and lease charges, net	71,667	-	71,667	87,351	(11,627)	75,724
Selling, general and administrative	58,822	-	58,822	48,085	-	48,085
Interest expense, net	22,341	-	22,341	22,754	-	22,754

Total costs and expenses	345,801	-	345,801	314,566	(18,979)	295,587

Income/(loss) before income taxes	3,385	-	3,385	(11,713)	18,979	7,266

Income tax expense/(benefit)	2,024	-	2,024	(3,266)	7,592	4,326

Net income/(loss)	$1,361	$-	$1,361	$(8,447)	$11,387	$2,940

Earnings/(loss) per share:
Basic	$0.05	$-	$0.05	$(0.34)	$0.46	$0.12
Diluted	$0.05	$-	$0.05	$(0.33)	$0.44	$0.11

Weighted average number of shares outstanding:
Basic	24,841,352		24,841,352	24,682,355		24,682,355
Diluted	26,095,471		26,095,471	25,831,161		25,831,161

Table 2 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
with Reconciliation to
Pro Forma Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

To facilitate year over year comparisons, the following schedule provides results for the three months and years ended December 31, 2004 and 2003, with reconciliation to pro forma results as if EITF 02-16 had been in effect on a consistent basis for all periods.

	Year Ended December 31, 2004			Year Ended December 31, 2003

	As	EITF 02-16		As	EITF 02-16
	Reported	Adjustment	Pro Forma	Reported	Adjustment	Pro Forma

Revenues:
Vehicle rentals	$1,276,023	$-	$1,276,023	$1,014,121	$-	$1,014,121
Vehicle leasing	80,456	-	80,456	144,368	-	144,368
Fees and services	54,176	-	54,176	54,149	-	54,149
Other	13,325	-	13,325	15,248	-	15,248

Total revenues	1,423,980	-	1,423,980	1,227,886	-	1,227,886

Costs and Expenses:
Direct vehicle and operating	735,451	-	735,451	524,528	48,295	572,823
Vehicle depreciation and lease charges, net	293,684	(4,556)	289,128	387,242	(69,630)	317,612
Selling, general and administrative	223,109	-	223,109	189,575	-	189,575
Interest expense, net	90,868	-	90,868	89,296	-	89,296

Total costs and expenses	1,343,112	(4,556)	1,338,556	1,190,641	(21,335)	1,169,306

Income/(loss) before income taxes	80,868	4,556	85,424	37,245	21,335	58,580

Income tax expense	33,808	1,822	35,630	17,405	8,534	25,939

Income before cumulative effect of a change in accounting principle	47,060	2,734	49,794	19,840	12,801	32,641

Cumulative effect of a change in accounting princple	3,730	-	3,730	-	-	-

Net income	$50,790	$2,734	$53,524	$19,840	$12,801	$32,641

Basic Earnings per share: (1)
Income before cumulative effect of a change in accounting principle	$1.89	$0.11	$2.00	$0.81	$0.52	$1.33
Cumulative effect of a change in accounting principle	0.15	-	0.15	-	-	-

Net income	$2.04	$0.11	$2.15	$0.81	$0.52	$1.33

Diluted Earnings per share: (1)
Income before cumulative effect of a change in accounting principle	$1.79	$0.10	$1.90	$0.78	$0.50	$1.29
Cumulative effect of a change in accounting principle	0.14	-	0.14	-	-	-

Net income	$1.94	$0.10	$2.04	$0.78	$0.50	$1.29

Weighted average number of shares outstanding:
Basic	24,947,791		24,947,791	24,537,787		24,537,787
Diluted	26,222,785		26,222,785	25,393,581		25,393,581

(1)	Since basic and diluted earnings per share are computed independently for each period and category, total per share amounts may not equal the sum of the respective categories.

Table 3

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three Months Ended		Year Ended
	December 31, 2004		December 31, 2004

OPERATING DATA:
Vehicle Rental Data: (includes new stores)

Average number of vehicles operated	100,912		102,159
% change from prior year	23.2%		27.2%
Number of rental days	7,771,322		31,831,062
% change from prior year	21.7%		29.1%
Vehicle utilization	83.7%		85.1%
Percentage points change from prior year	(1.0) p.p.		1.0 p.p.
Average revenue per day	$40.62		$40.09
% change from prior year	(1.5%	)	(2.5%	)
Monthly average revenue per vehicle	$1,043		$1,041
% change from prior year	(2.7%	)	(1.0%	)

Same Store Vehicle Rental Data: (excludes new stores)

Average number of vehicles operated	89,888		87,408
% change from prior year	9.7%		8.8%
Number of rental days	6,906,302		27,226,402
% change from prior year	8.2%		10.4%

Vehicle Leasing Data:

Average number of vehicles leased	14,793		17,519
% change from prior year	(21.2%	)	(34.9%	)
Monthly average revenue per vehicle	$390		$383
% change from prior year	(7.8%	)	(14.3%	)

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$ 7		$ 24
Non-vehicle capital expenditures (excludes acquisitions)	13		31
Franchise acquisitions	28		78
Cash paid for income taxes	-		2

Selected Balance Sheet Data
(In millions)

	December 31,
	2004	2003

	(Unaudited)

Cash and cash equivalents	$204	$192
Restricted cash and investments	455	537
Revenue-earning vehicles, net	2,268	2,137

Total debt (all vehicle debt)	2,500	2,442
Stockholders' equity	603	533